Exhibit 10.2

CREE, INC.
CHANGE IN CONTROL AGREEMENT
(for Section 16 Officers other than the Chief Executive Officer)

THIS AGREEMENT (the “Agreement”) is entered into on this _____ day of __________, _______________ (the “Effective Date”), between Cree, Inc. (the “Company”) and __________________ (“Executive”).

In consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:
1.Duties and Scope of Employment.

(a)Positions and Duties. Executive will [continue to] serve as [TITLE], reporting to the Company's Chief Executive Officer and President (“CEO”). Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's positions within the Company, as will reasonably be assigned to him by the CEO. The period Executive is employed by the Company as a Section 16 Officer is referred to herein as the “Employment Term”. The term “Section 16 Officer” means a Company employee who is designated by the Company, at its discretion and consistent with applicable law, as being subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

(b)Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive's obligations to Company.

2.At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of termination of Executive's employment. Executive agrees to resign from all positions held with the Company and its affiliates immediately following the termination of Executive's employment as a Section 16 Officer if the Company's Board of Directors (the "Board") or the CEO so requests.

3.Term of Agreement. This Agreement shall commence on the Effective Date and shall continue for the duration of the Employment Term. The CEO or the Compensation Committee of the Board of Directors (the “Committee”) or the Executive may discontinue the Executive's status as an Section 16 Officer, thereby terminating the Employment Term and this Agreement, at any time. Notwithstanding any contrary provision in this Section 3, (i) in the event of the commencement of a tender offer or the Company and another party enter into a written agreement that contemplates a transaction, the consummation of either of which would result in a Change in Control as defined in Subsection (a), (b), or (d) of such definition, this Agreement will continue until the occurrence of either the resulting Change in Control or the termination or expiration of the tender offer or the written agreement without the occurrence of a Change in Control, whichever comes first, and (ii) in the event a Change in Control (including without limitation a resulting Change in Control as described in the preceding clause (i)) occurs during the Employment Term, this Agreement will continue for not less than twelve (12) months after the date of the Change in Control.

4.Compensation.

(a)Base Salary. As of the Effective Date, the Company will pay Executive an annual salary in an amount determined by the Committee as compensation for Executive's services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company's normal payroll schedule and practices and be subject to the usual, required withholdings. Executive's salary will be subject to review by the Committee not less than annually, and adjustments will be made in the discretion of the Committee.

(b)Incentive Compensation. Executive will be eligible to receive incentive compensation payable for the achievement of individual performance goals established by the CEO and corporate performance goals established by the Committee. The Committee will determine Executive's annual target incentive award level. The actual earned incentive, if any, payable to Executive for any fiscal period of the Company will depend upon the extent to which the applicable performance goal(s) are achieved. For each fiscal quarter of the Company, the CEO will establish applicable individual performance goal(s). For each fiscal year of the Company, the Committee will establish applicable corporate performance goal(s). Executive's incentive compensation will be subject to the terms and conditions of the Company's incentive plan or arrangement designated by the Committee for this purpose, including but not limited to continued employment requirements and payment date terms that are designed to cause the incentive compensation to be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder (collectively “Section 409A”).

(c)Long-Term Incentive. Executive will be eligible to receive long-term incentives subject to terms and conditions established by the Committee, the underlying Cree, Inc. 2004 Long-Term Incentive Compensation Plan or any successor plan thereto, and the Committee's terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives.

5.Employee Benefits. Executive will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company in accordance with the terms of such plans, policies, and arrangements as may exist from time to time.

6.Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

7.Termination of Employment. In the event of Executive's Termination of Employment with the Company, Executive will be entitled to any (a) unpaid Base Salary accrued up to the date of such Termination of Employment (the “Termination Date”) paid in accordance with the schedule specified in Section 4(a) above, (b) any incentive compensation that is earned as of Executive's Termination Date in accordance with the terms and conditions of the applicable incentive plan or arrangement but has not yet been paid, which amount, if any, will be paid in accordance with the terms and conditions of the applicable incentive arrangement, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, which amount will be paid in the first regular payroll cycle occurring after the Termination Date, except as provided in Section 8(b) below, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, which amount, if any, will be paid in accordance with Section 6 above, and (f) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, this Agreement, or a separate indemnification agreement, as applicable. In addition, if during the Employment Term, the Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, and the Termination of Employment is In Connection with a Change in Control, Executive will be entitled to the amounts and benefits specified in Section 8(a) below.

8.Severance.

(a)Change in Control Benefits. If Executive's Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason during the Employment Term, and the Termination of Employment during the Employment Term is In Connection with a Change in Control (but not by the Company in connection with the death or LTD Disability of Executive), then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for twelve (12) months, paid in accordance with the schedule specified in Section 4(a) above, but commencing within thirty (30) days following Termination of Employment with payments retroactive to that date, except as provided in Section 8(b) below, (ii) except as provided in the last sentence of this Section 8(a), a lump sum payment equal to Executive's target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the fiscal year in which the Termination Date occurs, paid within ninety (90) days following the Termination Date, except as provided in Section 8(b) below and a lump sum payment of an amount equal to Executive's target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days elapsed starting on the first day of the fiscal year during which the Termination Date occurs and ending on the Termination Date and the denominator of which is 365, paid within ninety (90) days following the Termination Date except as provided in Section 8(b) below, (iii)  a lump sum payment equal to twelve (12) multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of Executive's Termination of Employment, paid within ninety (90) days following the Termination Date, except as provided in Section 8(b) below, and (iv) full accelerated vesting with respect to Executive's then outstanding, unvested stock options, time-vested restricted stock awards and other equity awards that vest solely based on the passage of time. Notwithstanding clause (ii) above, if Executive's Termination Date occurs during the Company's fiscal year ending in June 2013 (the “2013 Fiscal Year”), then Executive will not receive the payments described in clause (ii) above and instead will receive any award to which Executive may become entitled for the 2013 Fiscal Year under the terms of the Company's Management Incentive Compensation Plan (the “MICP”) and a lump sum payment paid in within two and one-half months following the end of the 2013 Fiscal Year equal to (A) plus (B) minus (C), where (A) is equal to Executive's target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the 2013 Fiscal Year, (B) is equal to Executive's target annual incentive award (consisting of both the individual performance component and the corporate performance component) for the 2013 Fiscal Year, multiplied by a fraction, the numerator of which is the number of days elapsed starting on the first day of the 2013 Fiscal Year and ending on the Termination Date and the denominator of which is 365, and (C) is equal to the award (if any) to which Executive becomes entitled for the 2013 Fiscal Year under the MICP.

(b)Section 409A Payment Provisions; Possible Payment Delay in Event Executive is a Specified Employee. For purposes of Section 409A, each installment payment of severance specified in Sections 7(c) and 8(a)(i), (ii) and (iii) above is a separate payment; all payments specified in Sections 7(c) and 8(a)(i), (ii) and (iii) above made through the date that is 2-½ months following the later of the last day of the calendar year containing the Termination Date and the last day of the Company's fiscal year containing the Termination Date (the “Short-Term Deferral Deadline”) are intended to be exempt from Section 409A under the short-term deferral rule; all such payments made after the Short Term Deferral Deadline are intended to be exempt from Section 409A under the severance pay exemption specified in Treasury Regulation §1.409A- 1(b)(9)(iii) (the “Severance Pay Exemption”); in the event that Executive is a Specified Employee on the Termination Date, all such payments made after the Short Term Deferral Deadline, that exceed the limits of the Severance Pay Exemption, and that would be paid earlier than the Six-Month Delay Payment Date will be delayed until the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i) of the Code; on that date, the Company will pay Executive a lump sum consisting of all payments that would have been paid to Executive prior to the Six-Month Delay Payment Date had Executive not been a Specified Employee, increased for interest at the short-term Federal rate in effect on the Termination Date for the period beginning on the date each component of such lump sum would have been paid had Executive not been a Specified Employee and ending on the Six-Month Delay Payment Date; however, if Executive dies after the Termination Date but before such lump sum payment is made, it will be paid to Executive's estate without regard to any six-month delay that otherwise applies to Specified Employees.

(c)Parachute Payment Limitation. Notwithstanding the provisions of Section 8(a) above, if (i) any payments or benefits received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any person whose actions result in a Change in Control, constitute "parachute payments" (such payments or benefits being hereinafter referred to as the "Parachute Payments") within the meaning of Section 280G(b)(2) of the Code, and (ii) the aggregate present value of the Parachute Payments reduced by any excise tax imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax") would be less than 3 times Executive's "base amount" as defined in Section 280G(b)(3) of the Code, then, in lieu of that portion of the Parachute Payments to which Executive would otherwise be entitled under subsections (i), (ii), and (iii) of Section 8(a) above, the Company shall pay Executive an amount (if any) such that the aggregate present value of the Parachute Payments is equal to 2.99 times such base amount (the resulting amount that is payable under subsections (i), (ii), and (iii) of Section 8(a) is the "Capped Amount"). The Capped Amount shall be apportioned and substituted for the amounts that would otherwise have been payable under subsections (i), (ii), and (iii) of Section 8(a) above but for this Section 8(c) on a prorata basis, and each such amount shall be paid at the time specified in the corresponding subsection of Section 8(a) above except as provided in Section 8(b) above. For this purpose, proration shall be accomplished by multiplying each amount that would otherwise have been payable under subsections (i), (ii), and (iii) of Section 8(a) above but for this Section 8(c) by a fraction, the numerator of which is the Capped Amount and the denominator of which is the aggregate amount that would otherwise have been payable under subsections (i), (ii), and (iii) of Section 8(a) but for this Section 8(c). For purposes of this Section 8(c), the base amount, the present value of the Parachute Payments, the amount of the Excise Tax and all other appropriate matters shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected by such auditors.

(d)Voluntary Termination without Good Reason; Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive's outstanding equity awards will terminate immediately, and Executive's outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s), (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company's then established plans, programs, and practices other than this Agreement.

(e)Termination due to Death or LTD Disability. If Executive's employment is terminated by reason of Executive's death or LTD Disability, then, except as provided in Section 7, (i) Executive's outstanding equity awards will vest and terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company's then established plans, programs, and practices other than this Agreement.

(f)Sole Right to Severance. This Agreement is intended to represent Executive's sole entitlement to severance payments and benefits in connection with a termination of Executive's employment In Connection with a Change in Control, except for such payments and benefits to which Executive would be entitled as an employee of the Company in the absence of this Agreement.

9.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a release of claims in substantially the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance will be paid or provided unless and until the release of claims is timely executed and returned by Executive to the Company, becomes effective and has not been timely revoked in accordance with the terms thereof prior to the date on which severance payments are required to commence under Section 8. The Company will complete and provide to Executive the release of claims in sufficient time so that if Executive timely executes and returns it, the revocation period will expire before severance payments are required to commence under Section 8.

(b)Nondisparagement. As a condition to receipt of severance, during the Employment Term and for twelve (12) months thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(c)Other Requirements. Executive's receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement.

(d)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(e)Generally Disabled; LTD Disability. The provisions of this Section 9(e) will control in the event of conflict between this Section 9(e) and any other language in this Agreement. If Executive becomes Generally Disabled during the Employment Term, the Company will not be in breach of this Agreement and Executive will not be entitled to severance pursuant to Section 8(a) on account of the Company, in its sole discretion, taking any action that would otherwise be considered Good Reason under Section 10(h) below provided that such action remains in effect only for so long as Executive remains Generally Disabled. If Executive is Generally Disabled for more than ninety-one (91) days (whether or not consecutive) in a rolling twelve (12) month period, the Company will not be in breach of this Agreement and Executive will not be entitled to severance per Section 8(a) on account of the Company permanently taking any action that would otherwise be considered Good Reason under Section 10(h) below. If Executive is Generally Disabled during the Employment Term and the Company terminates Executive's employment without Cause prior to the date that he is determined to have an LTD Disability, such termination will be considered Termination of Employment by the Company without Cause for purposes of Section 8(a) of this Agreement; provided that, in such circumstances, Executive will only be eligible for the severance benefits set forth in items (i), (ii) and (iii) of Section 8(a) of this Agreement. If Executive ceases to be Generally Disabled before Executive's employment is terminated by reason of LTD Disability, subject to the notice and cure provisions in Section 10(h), for purposes of Section 8(a) of this Agreement Executive will have the right to terminate Executive's employment for Good Reason (if the Termination of Employment is In Connection with a Change in Control) on account of any event or circumstances that occurred while Executive was Generally Disabled that would otherwise have constituted Good Reason except for the provisions of this Section 9(e) unless such event or circumstances has already been cured by the Company or consented to by Executive; provided that, in such circumstances, Executive will only be eligible for the severance benefits set forth in items (i), (ii) and (iii) of Section 8(a) of this Agreement. Notwithstanding any language herein to the contrary, nothing in this paragraph creates a right to severance benefits other than if Executive's Termination of Employment is during the Employment Term In Connection with a Change in Control.

10.Definitions.

(a)Act. For purposes of this Agreement, “Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

(b)Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to the Termination Date provide Executive, Executive's spouse, and/or Executive's eligible dependents with medical, dental, or vision benefits. The term “Benefit Plans” does not include plans, policies, or arrangements providing for any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

(c)Cause. For purposes of this Agreement, “Cause” means (i) Executive's willful and continued failure to perform the duties and responsibilities of Executive's position that is not corrected after one written warning detailing the concerns and offering Executive a reasonable period of time to cure; (ii) any material and willful violation of any federal or state law by Executive in connection with Executive's responsibilities as an employee of the Company; (iii) any act of personal dishonesty taken by Executive in connection with Executive's responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in personal enrichment of Executive; (iv) Executive's conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; or (v) Executive materially breaching Executive's Confidential Information Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.

(d)Change in Control. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred upon the happening of any of the following events:

(i)Any “Person” as defined in Section 3(a)(9) of the Act, including a “group” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Cree Entities and any employee benefit plan sponsored or maintained by the Cree Entities (including any trustee of such plan acting as trustee), who together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of more than 50% of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of its directors. For purposes of calculating the number of shares or voting power held by such Person and its affiliates and associates under this clause (i), there shall be excluded any securities acquired by such Person or its affiliates or associates directly from the Cree Entities.

(ii)A sale or other disposition of all or substantially all of the Company's assets is consummated, other than such a sale or disposition that would not have constituted a Change of Control under clause (iv) below had it been structured as a merger or consolidation.

(iii)The shareholders of the Company approve a definitive agreement or plan to liquidate the Company.

(iv)A merger or consolidation of the Company with and into another entity is consummated, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were Incumbent Directors (as defined in clause (v) below) at the time of execution of the initial agreement providing for such transaction, (2) no “Person” (as defined in clause (i) above), together with its “affiliates” and “associates” (as defined in clause(i) above), is the “Beneficial Owner” (as defined in clause (i) above), directly or indirectly, of more than 50% of the then-outstanding equity interests of the surviving entity or the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (3) more than 50% of the then-outstanding equity interests of the surviving entity and the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is “Beneficially Owned”, directly or indirectly, by all or substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction.

(v)During any period of 24 consecutive months during the Employment Term, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this clause (v), but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election context subject to Rule 14a-11 of Regulation 14A promulgated under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as defined in clause(i) above) other than the Board.

(e)Confidential Information Agreement. For purposes of this Agreement, “Confidential Information Agreement” shall refer to the version of Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition in effect for Executive as of the relevant date; provided that, with respect to Executive's post-termination obligations, it shall refer to the version of such agreement in effect as of Executive's Termination Date.

(f)Cree Entities. For purposes of this Agreement, “Cree Entities” means the Company and its successors and assigns as well as any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code, as modified by Section 415(h) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code, as modified by Section 415(h) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

(g)Generally Disabled. For purposes of this Agreement, “Generally Disabled” means that Executive is unable, with reasonable accommodation, to perform the material and substantial duties of Executive's position due to illness or injury or physical or mental incapacity as determined by the Committee consistent with its obligations to the Company's shareholders.

(h)Good Reason. For purposes of this Agreement, except as provided in Section 9(e) above, “Good Reason” means the occurrence of any of the following, without Executive's consent and not due to Cause, within the timeframes specified in the definition of “In Connection with a Change in Control”: (i) a material reduction in Executive's authority, duties or responsibilities;  (ii) a material reduction in Executive's base salary, other than a one-time reduction that also is applied to substantially all other executive officers of the Company, provided that Executive's reduction is substantially proportionate to the reduction applied to substantially all other executive officers; (iii) the Company requiring Executive to report to anyone other than the CEO (or an acting Chief Executive Officer in the event of the Chief Executive Officer's absence), the Board, or a committee of the Board; or  (iv)  the Company requiring Executive to relocate Executive's principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A of the Code) from Executive's current principal place of employment; provided, however, that Executive will only have Good Reason if he provides notice to the Chief Executive Officer of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety

(90) days of the initial existence of such event or circumstances and if such event or circumstances is not cured within thirty (30) days after Executive gives such written notice. If Executive initiates Termination of Employment for Good Reason, the actual Termination of Employment must occur within thirty (30) days after expiration of the cure period. Executive's failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of Executive's right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). Executive's actions approving in writing (or by such other means as is reliable and verifiable) any change, reduction, requirement or occurrence (that otherwise may be considered Good Reason) in Executive's role as an officer of the Company will be considered consent for the purposes of this Good Reason definition.

(i)In Connection with a Change in Control. For purposes of this Agreement, a Termination of Employment with the Company is “In Connection with a Change in Control” if Executive incurs a Termination of Employment during the Employment Term either within (i) the period of time between the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction the consummation of either of which would result in a Change in Control as defined in Subsection (a), (b), or (d) of such definition and the occurrence of either the resulting Change in Control or the termination or expiration of the tender offer or the written agreement without the occurrence of a Change in Control, or (ii) twelve (12) months following a Change in Control (including without limitation a resulting Change in Control as described in the preceding clause (i)).

(j)LTD Disability. For purposes of this Agreement, “LTD Disability” will mean that Executive is “Partially Disabled” or “Total Disabled” within the meaning of the Company's current long-term disability plan (or such similar term or terms in any long-term disability plan of the Company that replaces its current long-term disability plan) and has satisfied the elimination period for benefits eligibility under such plan.

(k)Six-Month Delay Payment Date. For purposes of this Agreement, “Six-Month Delay Payment Date” means the payment date associated with the first regular payroll cycle after passage of six months following the Termination Date.

(l)Specified Employee. For purposes of this Agreement, “Specified Employee” will have the meaning prescribed by Subsection 409A(a)(2)(B)(i) of the Code, as such meaning may be amended from time to time.

(m)Termination of Employment. For purposes of this Agreement, “Termination of Employment” will have the meaning as prescribed by Treasury Regulation § 1.409A-1(h)(1)(ii), as such meaning may be amended from time to time.

11.Tax Treatment; Section 409A Compliance. Executive acknowledges and agrees that the Company has made no representations as to the tax treatment of the compensation and benefits provided pursuant to this Agreement. This Agreement is designed with the intent that all payments hereunder shall either be exempt from or in compliance with the requirements of Section 409A, and the Agreement shall be interpreted in a manner consistent with that intent. The parties agree to work together to effectuate the intent of this provision, including but not limited to revising the timing and/or form of any payment hereunder as may be permitted by and necessary to ensure the terms and conditions applicable to such payments comply with Section 409A.

12.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's bylaws and Articles of Incorporation, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

13.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any Successor of the Company. Any such Successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “Successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

14.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one business day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:

Attn: Vice President, Administration
Cree, Inc.
4600 Silicon Drive
Durham, NC 27703
If to Executive:
at the last residential address known by the Company.

15.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16.Arbitration. The Company and Executive agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Durham, North Carolina before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the North Carolina Rules of Civil Procedure. The Company and Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and Executive hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Company and Executive and the subject matter of their dispute relating to Executive's obligations under this Agreement and the Confidential Information Agreement.

17.Expenses of Enforcement. In the event of a dispute relating to this Agreement arising during the term of Executive's employment with the Company or within three (3) years following the termination of this Agreement, the Company will reimburse Executive's fees and expenses as incurred quarterly, including reasonable attorneys' fees, in connection with such dispute, provided that (i) Executive provides the Company with written documentation substantiating the amount of such fees and expenses, and (ii) Executive prevails on at least one material issue in such dispute or an arbitrator does not determine that Executive's legal positions were frivolous or without legal foundation. The Company will make such reimbursement payments quarterly based on the written substantiation documentation submitted by Executive to the Company during the prior quarter; in no event will any reimbursement be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive; Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline. In the event Executive does not so prevail or in the event of a determination by the arbitrator that Executive's legal positions were frivolous or without legal foundation (in either case, a “Resolution”), Executive will repay to the Company any amounts previously reimbursed by it and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys' fees, incurred in connection with the dispute, both within a reasonable period of time not to exceed sixty (60) days following the date of the Resolution. The amount of expenses eligible for reimbursement under this Section 17 during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 17 in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

18.Integration. This Agreement, together with the Confidential Information Agreement and the standard forms of equity award agreements and grant notices that describe Executive's outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the parties hereto.

19.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.Survival. The Confidential Information Agreement, the Company's and Executive's responsibilities under Sections 7, 8, 9, and 11, and Sections 12, 16, and 17 will survive the termination of this Agreement.

21.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

22.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

23.Governing Law. This Agreement will be governed by the laws of the State of North Carolina (with the exception of its conflict of laws provisions).

24.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive's private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

25.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
[execution page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

Date:
Charles M. Swoboda
Chief Executive Officer and President

EXECUTIVE:

Date:
[NAME]

EXHIBIT A

GENERAL RELEASE
RECITALS
This General Release (this “Release”) is made by and between ____________ (“Employee”) and Cree, Inc. (the “Company”) (jointly referred to as the “Parties”):
WHEREAS, the Company and Employee entered into a Change in Control Agreement dated __________ (the “Change in Control Agreement”)
WHEREAS, the Company and Employee entered into an Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (as amended by the Change in Control Agreement, the “Confidentiality Agreement”);
WHEREAS, the Company and Employee entered into [DESCRIBE EQUITY AWARD AGREEMENTS: a Stock Option Agreement dated [____] granting Employee the option to purchase shares of the Company's common stock subject to the terms and conditions of the Company's [Stock Option Plan] and the Stock Option Agreement (collectively, the “Stock Agreements”)];
WHEREAS, Employee's employment with the Company terminated on [DATE] (the “Termination Date”);
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising out of, or related to, Employee's employment with, or separation from, the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
1.Consideration.

(a)Pursuant to the Section 9(a) of the Change in Control Agreement, Employee's receipt of severance pursuant to Section 8(a) of the Change in Control Agreement is subject to Employee executing and not revoking this Release. In consideration of Employee executing and not revoking this Release, and subject to Section 9 of the Change in Control Agreement, the Company agrees to pay (or provide, as applicable) Employee the amounts and benefits specified in Section 8(a) of the Change in Control Agreement. Such severance benefits will be paid or provided at the times and in the manner set forth in the Change in Control Agreement. Employee acknowledges that he will not be entitled to any other compensation or benefits, except as provided in Section 7 of the Change in Control Agreement.

(b)Stock. Employee acknowledges that as of the Termination Date, he will have vested in [______] options and no more. The exercise of any stock options shall continue to be subject to the terms and conditions of the Stock Agreements and Sections 8 of the Change in Control Agreement.

(c)Benefits. Employee's group health benefits will cease on [DATE], subject to Employee's right to continue his group health benefits under COBRA. Employee's participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options) ceased on the Termination Date.

2.Payment of Salary. Subject to Section 7 of the Change in Control Agreement and Section 1 above, Employee acknowledges and represents that Employee is not entitled to any additional salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation.

3.Confidential Information. Employee shall continue to comply with the terms and conditions of the Confidentiality Agreement, as such agreement may be amended by the Change in Control Agreement, and maintain the confidentiality of all of the Company's confidential and proprietary information. Employee also shall return to the Company all of the Company's property, including all confidential and proprietary information, and all documents and information that Employee obtained in connection with his employment with the Company, on or before the Effective Date of this Release.

4.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. To the fullest extent permitted by applicable law, Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corpora-tions and assigns (the “Releasees”) from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind arising out of or relating to his employment by the Company (except as provided in Section 7 of the Change in Control Agreement), or his service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation:

(a)any and all claims relating to or arising from Employee's employment with the Company, or the termination of that employment;

(b)any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud,

misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Fair Credit Reporting Act; the North Carolina Equal Employment Practices Act; and North Carolina law;

(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Release; and

(h)any and all claims for attorney fees and costs.

5.Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a)he should consult with an attorney prior to executing this Release;

(b)he has up to twenty-one (21) days within which to consider this Release;

(c)he has seven (7) days following his execution of this Release to revoke this Release;

(d)this ADEA waiver shall not be effective until the revocation period has expired; and,

(e)nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.Unknown Claims. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Release. Employee acknowledges that he has been advised and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the releasee. Employee, being aware of said principle, acknowledges that he is assuming the risk of such unknown claims, and agrees to expressly waive any rights, benefits or protections Employee may have regarding such unknown claims, including protections, under any statute or common law principles of similar effect, to the fullest extent permitted by applicable law.

7.Application for Employment. Employee understands and agrees that, as a condition of this Release, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

8.No Cooperation.

(a)Employee agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees that relate to any of the matters for which he has provided a release hereunder, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any such disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

(b)     Notwithstanding any language herein to the contrary, Employee understand that nothing in this Release prohibits him from filing or pursuing a charge of discrimination with the Equal Employment Opportunity Commission (EEOC) or a claim with the National Labor Relations Board (NLRB); provided that, by signing this Release Employee agree to waive and relinquish any personal monetary gain that otherwise would result from such EEOC or NLRB Claim.

9.Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Release.

10.Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 16 of the Change in Control Agreement (but as adjusted to cover disputes under this Release).

11.No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Release.

12.No Oral Modification. Any modification or amendment of this Release, or additional obligation assumed by either Party in connection with this Release, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

13.Entire Agreement. This Release, the Change in Control Agreement, the Confidentiality Agreement and the Stock Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Release and Employee's relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release and Employee's relationship with the Company.

14.Governing Law. This Release shall be governed by the laws of the State of North Carolina, without regard for choice of law provisions.

15. Severability. If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions, and the court shall enforce all remaining provisions to the fullest extent permitted by law.

16.Effective Date. This Release will not become effective until the eighth (8th) day after it has been signed by both Parties and then only if Executive does not revoke it as permitted in Section 5(c) above (the “Effective Date”). In order to revoke this Release, the Executive must deliver a letter expressly stating that he is revoking this Release to the Company's Vice President, Administration, at 4600 Silicon Drive, Durham, North Carolina 27703 within seven (7) days after he signs this Release.

17.Voluntary Execution of Release. This Release is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

(a)They have read this Release;

(b)They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)They understand the terms and consequences of this Release and of the releases it contains; and

(d)They are fully aware of the legal and binding effect of this Release.

[execution page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Release, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

By:	Date:

Title:

EMPLOYEE:

Date:
[NAME]